Exhibit 99.1

INTERNATIONAL SHIPHOLDING COMPLETES
SALE LEASEBACK TRANSACTION

Mobile, Alabama, February 23, 2012 – International Shipholding Corporation (NYSE: ISH) announced today that on February 22, 2012, it completed a sale and leaseback transaction for its 2007-built Pure Car Truck Carrier, Green Bay. The Company expects to generate proceeds of about $59 million from this transaction which will be used to pay down debt and which will strengthen the Company’s position to pursue accretive growth opportunities.  The Company will lease back the vessel under a 10 year lease agreement with early buy-out options that can be exercised in 2017 and 2019.

Mr. Niels M. Johnsen, Chairman and Chief Executive Officer, stated, “This sale and leaseback has enabled us to monetize our investment in this 2007-built vessel and further strengthen our balance sheet.  We will maintain commercial control of Green Bay, and we will have early buy-out options to buy back the vessel at future dates. Sale and leaseback financing has always been a key part of our financial strategy and continues to be a strategy that enables us to grow our company for the benefit of our Shareholders.”

About International Shipholding Corporation
International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and international flag vessels that provide worldwide and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

For more information about the company, please visit www.intship.com.

Contact:

The IGB Group
David Burke
(646) 673-9701
dburke@igbir.com
Leon Berman
(212) 477-8438
lberman@igbir.com

International Shipholding
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221